PEACEFUL SURRENDER AGREEMENT

         This Agreement is made on the 8th day of January, 1999, between LocalNet Communications, Inc., a Florida corporation, (hereinafter, "Debtor") and e.TV Commerce, Inc, a Delaware corporation ("Secured Creditor").

         WHEREAS, as of October 6, 1998, as amended as of October 23, 1998 and as further amended as of November 12, 1998 (collectively, the "Loan Agreement"), the Debtor executed a Loan and Security Agreement in favor of Compu-DAWN, Inc., a Delaware corporation ("Compu-DAWN"), among other things, giving Compu-DAWN a security interest in and to all of the personal property of the Debtor, which security interest was perfected by filing Form UCC-1 financing statements with the Department of the State of Florida and the County Clerk of Duval County. (Copies of the Loan Agreement and financing statements are annexed hereto as Exhibit "A"); and

         WHEREAS, on October 6, 1998, in connection with the Loan Agreement for value received the Debtor executed a promissory note in favor of Compu-DAWN in the principal sum of $500,000.00. (A copy of the Note is annexed hereto as Exhibit "B"); and

         WHEREAS, on October 23, 1998, in connection with the Loan Agreement for value received the Debtor executed a promissory note in favor of Compu-DAWN in the principal sum of $500,000.00. (A copy of the Note is annexed hereto as Exhibit "C"); and

         WHEREAS, on November 12, 1998, in connection with the Loan Agreement for value received the Debtor executed a promissory note in favor of Compu-DAWN in the principal sum of $800,000.00. (A copy of the Note is annexed hereto as Exhibit "D"); and

         WHEREAS,   on  January  4,  1999,   Compu-DAWN  loaned  to  the  Debtor
$100,000.00 (the "Additional Loan Principal"), receipt of which is hereby acknowledged by Debtor; and

         WHEREAS, on January 7, 1999, Compu-DAWN assigned all of its rights, title and interest in, and to, the Loan Agreement, the Notes and the Additional Loan Principal, plus the rights to all interest accrued thereon, and its perfected security interest in connection therewith to the Secured Creditor, which is a wholly owned subsidiary of Compu-DAWN; and

         WHEREAS, the Debtor is in default in payment on the Notes and the Additional Loan Principal in that the Debtor has breached certain of its representations, warranties and covenants under the Loan Agreement and there is now due and outstanding from the Debtor to the Secured Creditor the sum of $1,800,000.00 with interest on each of the Notes from the date on the notes and the Additional Loan Principal at the rate of 12% per annum; and

         WHEREAS, capitalized terms not defined in Sections 1 through 4 hereof are defined in Section 5 hereof.

         NOW, it is therefore agreed as follows:

         1. SURRENDER BY DEBTOR: Because of the inability of the Debtor to pay its debts and obligations to the Secured Creditor, the Debtor herewith grants and surrenders to the Secured Creditor certain collateral (the "Collateral") pledged as security as provided in the Loan Agreement which Collateral is enumerated on Schedule 1 attached hereto in satisfaction of $750,000 of indebtedness owed by the Debtor under the Loan Agreement and pursuant to the Notes and the Additional Principal Loan (the "Satisfied Amount"). The Loan Agreement, the Notes and the Additional Loan Principal and the security interest of the Secured Party in connection therewith, shall remain in full force and effect with respect to the indebtedness in excess of the Satisfied Amount. The Secured Creditor retains all, and does not waive any of its rights as a secured creditor with respect to the collateral not included as Collateral on Schedule 1 hereto. The Debtor agrees that the Secured Creditor may retain the Collateral free and clear of any claim from Debtor, or any person claiming by, through or on behalf of the Debtor, hereafter. The Debtor further agrees that the Secured Creditor may take immediate possession of all of the Collateral wherever same may be found.

         2.       REPRESENTATIONS AND WARRANTIES BY DEBTOR:

                  In order to induce the Secured Creditor to enter into this Agreement and to consummate the transaction(s) contemplated under this Agreement, Debtor represents and warrants to the Secured Party as follows each of which shall be deemed to be material and the Secured Party, in executing, delivering and consummating this Agreement, has relied upon the correctness and completeness or each of such representations and warranties:

         (a) Neither the execution nor the delivery of this Agreement nor the consummation of the transaction contemplated herein will constitute: a default or an event that would, with notice of lapse of time or both, constitute a default under, or violation or breach of Debtor's Articles of Incorporation or Bylaws, or any Contract, indenture, license, lease, franchise, mortgage, instrument, or other agreement to which Debtor is a party or by which Debtor or the properties of Debtor including, without limitation, the Collateral may be bound; or an event that would result in the creation or imposition of any Lien, on the Collateral which would adversely affect the Secured Party's rights in and use of the

Collateral. This Agreement has been duly and validly authorized by all corporate and other action, including, without limitation, the Board of Directors and Stockholders of Debtor and, when executed and delivered by Debtor, will be valid and binding on it and enforceable in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not conflict with or violate any ordinance or regulation or any decree or order of any Court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Debtor, nor will it result in any breach of or default under any, Contract or other instrument which is either binding upon or enforceable against either Debtor except for Equipment Leases or Equipment Loans or for the Debtor's leased premises, or the Collateral nor violate any legally protected right of any individual or entity or give to any individual or entity a right or claim, nor impair or in any way limit any governmental or professional licensing entity, to the extent that it would render this Agreement unenforceable or impair or adversely affect the Collateral in any way.

         (b) Debtor has good and marketable title to the Collateral, free and clear of all Liens. The Collateral is sufficient to permit Debtor to operate the Debtor Business as it is now being conducted.

         (c) All Equipment included in the Collateral is in good condition, in good operating order and are fit for the purposes for which they are used or intended to be used, subject to normal wear and tear.

         (d) Except as set forth in Schedule 2(d) all Contracts included in the Collateral are freely assignable to the Secured Party, are in full force and effect and are enforceable in accordance with their respective terms, except as the contrary would not have a materially adverse effect on the Debtor Business, and all copies of Contracts instruments, agreements and other documents delivered by Debtor to the Secured Party or Compu-DAWN for its review in connection with this Agreement and the transactions contemplated hereby represent all of the Contracts to which Debtor or any of its subsidiaries is a party, and such copies are true, correct and complete copies of all those contracts, instruments, agreements and other documents.

         (e) All Schedule(s) attached to this Agreement are true, correct and complete, and shall be true, correct and complete as at the date hereof. Further, no statement contained in this Agreement or in any Schedule(s) or any other writing furnished pursuant to the provisions of this Agreement or in connection with the consummation of the contemplated transactions, contains any untrue statement or omits to state a material fact necessary in order to make the statement contained herein or therein not misleading. Without limiting the generality of the foregoing, there is no fact known to Debtor that has had, or which may be reasonably expected to have, a materially adverse effect on any of the Collateral or Debtor Business that has not been disclosed in this Agreement, except for any landlord liens.

         (f)      Intentionally left blank.

         (g) Except as set forth and disclosed in Schedule 2(g) to this Agreement, there are no actions pending or threatened against or affecting Debtor or any of its businesses or properties, including, without limitation the Collateral which would have a materially adverse effect on the Debtor Business or which would render the transactions contemplated hereby illegal.

         (h) Debtor has all material Permits necessary for the operation of the Debtor Business.

         (i) Debtor has delivered to Compu-DAWN or the Secured Party true, correct and complete copies of its Financial Statements for the year ended December 31, 1998; it being represented to Compu-DAWN that all such Financial Statements were all prepared from the books and records of Debtor, and in accordance with Generally Accepted Accounting Principles as promulgated by the AICPA consistently applied, and the Financial Statements fairly present the financial position and Collateral and liabilities of Debtor as at the date indicated.

         (j) To the best of Debtor's knowledge, the operation of the Debtor Business is not in violation of any law, regulation, ordinance, order, injunction, decree, award or other requirement of any Body, court or arbitrator which is in effect on the date of this Agreement, except as to matters set forth in Schedule 2(j).

         (k) Debtor has furnished to the Secured party for its examination: its minute book containing all records required to be set forth of all proceedings, consents, actions and meetings of the shareholders and Board of Directors; all Permits, orders and consents issued by the State of Florida or other states with respect to such Permits, orders and consents; and the stock transfer book setting forth all issuances and transfers of any capital stock.

         (l) Debtor has filed all federal, state and local tax return(s) required by law and has paid all taxes, assessments and penalties due and payable. None of the federal income tax and Florida tax returns of Debtor have been audited by the Internal Revenue Service and the Florida Tax Board, respectively, for all fiscal years to and including the fiscal year ended December 31, 1997. The provisions for taxes reflected in Debtor's Balance Sheet as of December 31, 1998 are adequate for any and all federal, state, county and local tax(es) for the period ending on the date of that balance sheet and for all prior periods, whether or not disputed. There are no present disputes as to taxes of any nature payable by Debtor.

         (m) The inventories shown on the Balance Sheet of Debtor as of December 31, 1998, included in the Financial Statements, consist of items of a quality and quantity usable and salable in the ordinary course of business by Debtor, except for obsolete and slow-moving items and items below standard quality, all of which have been written down on the books of Debtor to net realizable market value, or have been provided for by adequate reserves. All items included in the inventories are the property of Debtor, except for sales made in the ordinary course of business since the date of the Balance Sheet; for each of these sales, either the purchaser has made full payment or the purchaser's liability to make payment is reflected in the books of Debtor. No items included in the inventory have been pledged as collateral or are held by Debtor on consignment from others, except those set forth in Schedule 2(m). The inventories shown on all the Balance Sheet(s) included in the Financial Statements are based on quantities determined by physical count or measurement, taken within the preceding twelve (12) months, and are valued at the lower of cost (determined on a first-in, first-out basis) or market value and on a basis consistent with that of prior years.

         (n) Debtor's schedule of accounts receivable set forth in the Balance Sheet included in the Financial Statements is complete and accurate; it being understood that all accounts receivable of Debtor created after that date have been in the ordinary course of business.

         (o) Debtor does not use any Copyrights, Trademarks or Patents in its business, nor does it own or has it applied for any Copyrights, Trademarks or Patents. Further, no person owns any Proprietary Rights the use of which is necessary or contemplated in connection with the operation of the Debtor Business or in connection with the performance of any Contract to which Debtor is a party. Debtor is not infringing upon any Proprietary Rights or otherwise is violating the rights of any third party with respect thereto, and no proceedings have been instituted, and no claim has been received by Debtor, and is not aware of any claim, alleging any such violation.

      (p) Debtor has attached to this Agreement, as Schedule 2(p), a list of all (i) Employment Agreement(s) and/or all pension, bonus profit-sharing, stock option, and/or other agreement(s) or arrangements providing for employee remuneration or benefits to which Debtor is a party or by which it is bound, whether written or oral, for a specific term or terminable of will, (ii) current salary rates of, bonus commitments to, and other compensatory arrangements with all present officers of and all other persons employed or retained by, Debtor. All these contracts and arrangements are in full force and effect, and neither Debtor nor any other party is in default under them. There have been no claims of defaults and, to the best knowledge of Debtor, there are no facts or conditions that if continued, or on notice, will result in a default under these contracts or arrangements. Debtor is in compliance with all Federal, state and other applicable laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and laws and has not engaged in any unfair labor practice. There has not been, and Debtor does not anticipate any change in relations with its employees and/or independent representatives as a result of the transactions contemplated by this Agreement which will have a materially adverse effect on the Debtor Business. Without limitation the foregoing, Debtor is in compliance with the Immigration Reform and Control Act of 1986, as amended, and maintains a current Form I-9 as required by such act in the personnel file of each Debtor employee. There is no pending or, to Debtor's knowledge, threatened labor dispute, strike or work stoppage affecting Debtor's business. To the best of Debtor's knowledge, it has complied with all applicable laws for each of its respective employee benefit plans, pension plans and welfare plans including the provisions of the Employee Retirement Income Security Act ("ERISA") if and to the extent applicable. There are no threatened or pending claims by or on behalf of any such benefit plan, by or on behalf of any employee covered under any such plan, or otherwise involving any such benefit plan, that allege a breach of fiduciary duties or violation of other applicable state or federal law, nor is there, to Debtor's knowledge, any basis for such a claim.

         (q) As of December 31, 1998, Debtor had no Liabilities, other than those Liabilities reflected or reserved against in Debtor's Balance Sheet of such date

         (r) Except as otherwise expressly provided or set forth in, or required by, this Agreement since December 31, 1998, Debtor has not: (i) incurred any material Liability, (ii) made any wage or salary increases or granted any bonuses; (iii) mortgaged, pledged or subjected to any Lien any of its Collateral, or permitted any of its Collateral to be subjected to any Lien; (iv) sold, assigned or transferred any of its Collateral, except in the ordinary and usual course of business consistent with past practice; (v) other than this Agreement or the transactions contemplated hereby, entered into any transaction or course of conduct not in the ordinary and usual course of business and consistent with past practice; (vi) changed its accounting methods, principles or practices affecting the Collateral, Debtor's Liabilities or the Business;
(vii) revalued any of the Collateral, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable; (viii) incurred any damage, destruction or loss (whether or not covered by insurance) adversely affecting the Collateral or the Debtor Business which would result in a material adverse change in the Collateral and/or the Debtor Business; (ix) incurred any adverse change in employee relations which has or would have a material adverse effect on the financial condition of the results of operations of the Debtor Business and/or the relationship between the employees of the Debtor Business and the management of the Debtor Business; (x) amended, canceled or terminated any Contract or Permit relating to the Collateral of the Debtor Business or entered into any Contract or Permit relating to the Collateral or the Business which is not in the ordinary course of business, including, without limitation, any employment or consulting agreement, which would result in a material adverse change in the Collateral and/or Debtor Business; (xi) increased or changed its assumptions underlying, or methods of calculating, any doubtful account contingency or other reserves of Debtor; (xii) paid, discharged or satisfied any Liabilities of Debtor other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities set forth or reserved for on the December 31, 1998 Balance Sheet or incurred in the ordinary course of business; (xiii) made any capital expenditure, entered into any lease or incurred any material obligations to make any capital expenditure; (xiv) failed to pay or satisfy when due any Liability of Debtor; (xv) failed to carry on the Debtor Business in the ordinary course, consistent with the past practices so as to reasonably keep available to Compu-DAWN the services of Debtor's employees, and to preserve for Compu-DAWN the Collateral and the Debtor Business and the goodwill of Debtor's suppliers, customers, distributors and others having business relations with it; and (xvi) disposed of or allowed the lapse of any Proprietary Rights or any disposition or disclosure to any person of any Proprietary Rights not theretofore a matter of public knowledge, which would have a materially adverse effect on the Collateral or the Debtor Business.

         (s) Except as listed and briefly described in Schedule 2(s) attached hereto (the "Listed Agreements"), Debtor is not party to, or bound by, any: (i) Contracts which involves aggregate payments or receipts in excess of $1,000 that cannot be terminated at will without penalty or premium or any continuing obligation or liability; (ii) Contract of any kind with any shareholder, of Seller; (iii) Contract which is violation of applicable law; (iv) Contract for the purchase, sale or lease of any materials, products, supplies or services which contains, or which commits or will commit it for, a fixed term; (v) Contract of employment with any officer or employee not terminable at will without penalty or premium or any continuing obligation or liability; (vi) deferred compensation, bonus or incentive plan or Contract not cancelable at will without penalty or premium or any continuing obligation or liability; (vii) management or consulting Contract not terminable at will without penalty or premium or any continuing obligation or liability; (viii) lease for real or personal property; (ix) license or royalty Contract; (x) Contract relating to indebtedness for borrowed money; (xi) union or other collective bargaining Contract; (xii) Contract which, by its terms, requires the consent of any party thereto to the consummation of the transactions contemplated hereby; (xiii) Contract containing covenants limiting the freedom of Debtor or any officer, employee or shareholder, to engage or compete in any line or business or with any person in any geographical area; (xiv) Contract or option relating to the acquisition or sale of any business; (xv) voting agreement or similar agreement or Contract; (xvi) option for the purchase of any asset, tangible or intangible; or (xvii) distributor, franchise, license, technical assistance agency or advertising Contracts; (xviii) Contract with the United States state or local government or any agency or department thereof, and/or (xix) other Contract which materially affects any of its Collateral and/or Business, whether directly or indirectly, or which was entered into other than in the ordinary and usual course of business consistent with past practice, which would have a materially adverse effect on the Debtor Business. A true and correct copy of each of the written Listed Agreements has been delivered, to Compu-DAWN. Except as set forth in Schedule 2(s) Debtor has in all material respects performed all obligations required to be performed by it to date under all of the Listed Agreements, is not in Default under any of the Listed Agreements and has received no notice of any dispute, Default or alleged Default thereunder which has not heretofore been cured or which notice has not heretofore been withdrawn, except if the contrary would not have a materially adverse effect on the Debtor's Business. Debtor does not know of any Default under any of the Listed Agreements by any other party thereto or by any other person, firm or corporation bound thereunder, except if the contrary would not have a materially adverse effect on the Debtor's Business. Each of the Listed Agreements is freely assignable to Compu-DAWN.

         (t) Schedule 2(t) attached hereto and made a part hereof sets forth a true and complete list of all Permits from all Bodies held by Debtor. Debtor has all Permits of all Bodies required to carry on the Debtor Business as presently conducted and to offer and sell its products and services; all such Permits are in full force and effect, and no suspension or cancellation of any of such Permits is threatened; and Debtor is in compliance in all material respects with all requirements, standards and procedures of the Bodies which have issued such Permits. No notice to, declaration, filing or registration with, or Permit from, any Body, or any other person or entity, is required to be made or obtained by Debtor, in connection with the execution, delivery or performance of this Agreement the consummation of the transactions contemplated hereby.

         (u) The operations of the Debtor Business do not require, and Debtor does not have, any Permits from any Bodies relating to occupational health and safety or environmental matters to lawfully conduct the Debtor Business. There is no litigation, investigation or other proceeding pending or, threatened or known to be contemplated by any Body in respect of or relating to the Debtor Business or the Collateral with respect to occupational health and safety or environmental matters. All operations of the Debtor Business have been conducted in compliance with all, and Debtor is not liable in any respect for any violation of any, applicable federal, state or local laws or regulations pertaining to occupational health and safety and environmental matters, including, without limitation, those relating to the emission, discharge, storage, release or disposal of Materials of Environmental Concern into ambient air, surface water, ground water or land surface or sub- surface strata or otherwise relating to the manufacture, processing, distribution, use, handling, disposal or transport of Materials of Environmental Concern. Debtor has not received any notice of a possible claim or citation against or in respect of any real property leased by Debtor, or with regard to the Collateral or the Debtor Business relating to occupational health and safety or environmental matters and is not aware of any basis for any such Action.

         (v) Schedule 2(v) sets forth a complete and accurate list of the names and addresses of all the suppliers of the Debtor Business. Since December 31, 1998, there has been no adverse change in the business relationship of Debtor with any distributor or supplier named on Schedule 2(v). Debtor has not received any communication from any distributor or supplier named on Schedule 2(v) of any intention to terminate or materially reduce purchases from or suppliers to Debtor, except as set forth on such
Schedule 2(v).

         (w) Debtor has not, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, client, customer, supplies, government official or other party, in the United States or any other country, which is in any manner related to the Debtor Business or Collateral, which is illegal under any federal, state or local laws of the United States (including, without limitation, the U.S. Foreign Corrupt Practices Act); and Debtor has not participated, directly or indirectly, in any boycotts or other similar practices affecting any actual or potential customers of the Debtor Business and has at all times done business in an open and ethical manner.

         (x) Debtor has made and kept (and given Compu-DAWN or the Secured Creditor access to) Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Business. Debtor has not engaged in any material transaction, maintained any bank account or used any corporate funds in connection with the Debtor Business except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of Debtor.

         (y) The authorized capital stock of Debtor consists of _____________ shares of Class B common stock, and ________ shares of Class B Cumulative Preferred Stock of which 401,922 shares of Class B Common Stock and no shares of Class B cumulative Preferred Stock are issued and outstanding. Debtor is the sole owner of all of the capital stock of the subsidiaries (collectively the "Subsidiary Stock") and such subsidiary stock is duly authorized validly issued fully paid and non-assessable. All the issued and outstanding shares of Class B Common Stock and Class B Cumulative Preferred Stock of Debtor were validly issued, fully paid and nonassessable, and, there are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Debtor to issue or transfer from treasury any additional shares of its capital stock of any class. Schedule 2(z) sets forth a complete list of shareholders indicating the type and number of shares of Debtor capital stock each shareholder owns. To the best of Debtor's knowledge no Debtor security holder has any obligation or commitment to sell assignor transfer any Debtor security.

         3. WAIVER: The Debtor further acknowledges that it has defaulted in the payment of its debts and obligations to the Secured Creditor and hereby waives and renounces all of its rights to notification under Section 679.504 of the Uniform Commercial Code ("UCC") as to the sale or other disposition by the Secured Creditor of the above described Collateral and under Section 679.505 and
679.506 of the UCC regarding acceptance of Collateral as discharge of the obligation of the Debtor to the Secured Creditor and waiver of the Debtor's right to redeem Collateral, respectively and consents to any private or public sale of the Collateral as the Secured Creditor may, in its sole discretion conduct.

         4. INDEMNIFICATION: From and after the date hereof, Debtor, will reimburse, indemnify and hold harmless the Secured Party and Compu-DAWN and its successors assigns and designees against and in respect of:

         (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by the Secured Party and/or Compu-DAWN that result from, relate to or arise out of the following and arise during the one (1) year period commencing on the date hereof:

             (i) any and all liabilities and obligations of Debtor of any kind, nature and description whatsoever, fixed or contingent, inchoate or otherwise;

             (ii) any and all Actions against the Secured Party and/or Compu-DAWN that relate to the Debtor Business or the Collateral in which the principal event giving rise thereto occurred prior to the date hereof or which result from or arise out of any action or inaction prior to the date hereof of Debtor or any director, officer, employee, shareholder, agent or representative of Debtor; or

             (iii) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Debtor under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to the Secured Party and/or Compu-DAWN pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; (b) any and all Actions, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees) incident to any of the foregoing or to the enforcement of this Section 4.

         5. DEFINITIONS: As used in the following terms shall have the following meanings:

             "Action" shall mean any action, claim, suit, demand, litigation, governmental or other proceeding, labor dispute, arbitral action, governmental audit, inquiry, investigation, criminal prosecution, investigation or unfair labor practice charges or complaint.

             "Body"  shall  mean  all  federal,   state,   local,   and  foreign
governmental and other regulatory bodies.

             "Books and Records" shall mean (a) all records and lists of Debtor pertaining to the Assets, (b) all records and lists pertaining to the Assets, Debtor Business, customers, suppliers or personnel of the Debtor Business, (c) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Debtor relating to the Debtor Business, and (d) all work papers of Debtor's accountants pertaining to the Debtor Business.

             "Contract" shall mean any agreement, contract, note, lease, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, course of dealing or practice to which Debtor is a party or is bound and which relates to the Debtor Business or the Assets, whether oral or written.

             "Copyrights"   shall   mean   registered   copyrights,    copyright
applications and unregistered copyrights relating to the Debtor Business.

             "Balance Sheet" shall mean Debtor's balance sheet as of the Balance Sheet Date which is part of the Financial Statements.

             "Balance Sheet Date" shall mean December 31, 1998.

             "Debtor Business" shall mean Debtor's business of reselling through multi-level marketing by and through independent representatives of telecommunication services, using a cooperative marketing distribution model and providing value-added services including internet access and proprietary content including the "LocalNet Broadcast Network" delivery through a tele-tv set-top box which provides access to the internet as well as spreadsheets and word processing software programs and presentation of software applications without home computers and product extensions, as well as related products.

             "Default" shall mean any breach, default and/or other violation of any Contract and/or the occurrence of any event that with or without the passage of time or the giving of notice or both would constitute a breach, default or other violation under, or give any party the right to accelerate, terminate or renegotiate, any Contract.

             "Equipment" shall mean that machinery and equipment owned by Debtor and all warranty rights with respect thereto.

             "Financial Statements" shall mean Debtor's balance sheets at December 31, 1998, Statements of Earnings and Shareholder's Statements of Cash Flows for the years ended December 31, 1998 and notes thereto.

             "Lease(s)" shall mean the lease(s) and/or sublease(s) to which Debtor is a party.

            "Liability" shall mean any direct or indirect liability, obligation, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

             "Lien" shall mean any claim, lien, pledge, option, charge, restriction, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

             "Listed Agreements" shall mean those Contracts described on
Schedule 2(s).

             "Materials of Environmental Concern" shall mean pollutants, contaminants, hazardous or noxious or toxic materials or wastes.

             "Patents" shall mean all patents and patent applications and registered design and registered design applications used in the Debtor Business.

             "Permits" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any and all Bodies necessary for the present conduct of, or relating to the operations of, the Debtor Business.

             "Proprietary Rights" shall mean all of the Copyrights, Patents, Trademarks, technology rights and licenses, computer software (including, without limitation, any source or object codes thereof or documentation relating thereto), trade secrets, franchises, inventions, designs, specifications, plans, drawings, data bases, now-how, domain names, world wide web addresses and intellectual property rights used in the Debtor Business or under development.

             "Trademarks" shall mean registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks used in the Business.

             Other terms not defined in this Section are defined elsewhere in this Agreement.

         6. MISCELLANEOUS: This document constitutes the entire agreement of the parties with respect to the matters herein and the same may not be discharged, altered, amended or waived except in writing and signed by the party against whom enforcement is or shall be sought. This agreement shall be governed by and construed in accordance with the laws of the State of Florida.

K:\WPDOC\CORP\COMPUDAW\LocalNet\Peaceful3.agt

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                               LOCALNET COMMUNICATIONS, INC.


                                               By: /s/ Rudy C. Theale
                                               ----------------------


                                               e. TV COMMERCE, INC.


                                               By:/s/ Mark Honigsfeld
                                               ----------------------


                                               ACKNOWLEDGED:

                                               COMPU-DAWN, INC.

                                               By:/s/ Mark Honigsfeld
                                               ----------------------









K:\WPDOC\CORP\COMPUDAW\LocalNet\Peaceful3.agt

                          PEACEFUL SURRENDER AGREEMENT
                         INDEX OF EXHIBITS AND SCHEDULES


Exhibits

Exhibit A          Loan Agreement and Financing Statements

Exhibit B          $500,000 LocalNet Promissory Note dated October 6, 1998

Exhibit C          $500,000 LocalNet Promissory Note dated October 23, 1998

Exhibit D          $800,000 Local net Promissory Note dated November 12,
                   1998


Schedules

Schedule 1         Collateral

Schedule 2(d)      Restrictions to Assignment

Schedule 2(g)      Actions

Schedule 2(j)      Violations

Schedule 2(m)      Inventory Restrictions

Schedule 2(p)      Employment Agreements

Schedule 2(s)      Listed Agreements

Schedule 2(t)      Permits

Schedule 2(v)      Suppliers

Schedule 2(z)      Capitalization